EXHIBIT (b)

AMENDED AND RESTATED BY-LAWS

OF

Eaton Vance SERIES FUND, INC.

ARTICLE I

NAME AND OFFICES

1.1	Name. The name of the Corporation is Eaton Vance Series Fund, Inc. (the “Corporation”)
1.2	Principal Office. The principal office of the Corporation in the State of Maryland shall be in the City of Baltimore.
1.3	Other Offices. The Corporation may have such other offices in such places within or outside of the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1	Annual Meeting. Subject to this Article II, an annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board of Directors shall select. The Corporation shall not be required to hold an annual meeting of its stockholders in any year in which the election of directors is not required to be acted upon under the Investment Company Act of 1940, as amended (the “1940 Act”). In the event that the Corporation is required to hold a meeting pursuant to the requirements of the 1940 Act related to the election of directors, such meeting shall be held within 120 days after the event giving rise to such requirement, and such meeting shall constitute the annual meeting of the Corporation for such year.

At any such meeting, the stockholders shall elect directors to hold the offices of any directors who have held office for more than one year or who have been elected by the Board of Directors to fill vacancies which result from any cause. Except as the Articles of Incorporation or statute provides otherwise, Directors may transact any business within the powers of the Corporation as may properly come before the meeting. Any business of the Corporation may be transacted at the annual meeting without being specially designated in the notice, except such business as is specifically required by statute to be stated in the notice.

2.2	Special Meetings. Special meetings of stockholders may be called at any time by the President, any Vice President, the Secretary or by a majority of the Board of Directors and shall be held at such time and place as may be stated in the notice of the meeting. Special meetings of the stockholders may be called by the Secretary upon the written request of the holders of shares entitled to vote a majority of all the votes entitled to be cast at such meeting, provided that any such request shall state the purpose or purposes of the meeting and the matters proposed to be acted on, and the stockholders requesting the meeting shall have paid to the Corporation the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such stockholders. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted upon at any special meeting of the stockholders held during the preceding twelve (12) months.

2.3	Place of Meetings. Meetings of stockholders shall be held at such place within the United States as the Board of Directors may from time to time determine.
2.4	Notice of Meetings; Waiver of Notice. Not less than ten (10) days, nor more than ninety (90) days before each stockholders’ meeting, the Secretary or an Assistant Secretary of the Corporation shall give to each stockholder entitled to vote at the meeting, and each other stockholder entitled to notice of the meeting, written notice stating (1) the time and place of the meeting, and (2) the purpose or purposes of the meeting if the meeting is a special meeting or if notice of the purpose is required by statute to be given. Such notice shall be personally delivered to the stockholder, or left at his residence or usual place of business, or mailed to him at this address or transmitted to the stockholder by electronic mail to any electronic mail address of the stockholder or by any other electronic means in all cases as such address appears on the records of the Corporation. No notice of a stockholders’ meeting need be given to any stockholder who shall sign a written waiver of such notice, whether before or after the meeting, which is filed with the records of stockholders’ meetings, or to any stockholder who is present at the meeting in person or by proxy. Notice of adjournment of a stockholders’ meeting to another time or place need not be given if such time and place are announced at the meeting, unless the adjournment is for more than one hundred twenty (120) days after the original record date.
2.5	Quorum, Adjournment of Meetings. The presence at any stockholders meeting, in person or by proxy, of stockholders of one third of the shares of the stock of the Corporation shall be necessary and sufficient to constitute a quorum for the transaction of business, except for any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of stockholders of one third of the shares of stock of each class required to vote as a class on the matter shall constitute a quorum. The holders of a majority of shares entitled to vote at the meeting and present in person or by proxy, whether or not sufficient to constitute a quorum, or, any officer present entitled to preside or act as Secretary of such meeting may adjourn the meeting without determining the date of the new meeting or from time to time without further notice to a date not more than one hundred and twenty (120) days after the original record date. Any business that might have been transacted at the meeting originally called may be transacted at any such adjourned meeting at which a quorum is present.

2.6	Organization. At each meeting of the stockholders, the Chairman of the Board (if one has been designated by the Board of Directors), or in his or her absence or inability to act, the President or a Vice President shall act as chairman of the meeting; provided, however, that if no such officer is present or able to act, a chairman of the meeting shall be elected at the meeting. The Secretary, or in his or her absence or inability to act any person appointed by the chairman of the meeting, shall act as secretary of the meeting and keep the minutes thereof.
2.7	Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.
2.8	Voting. At every stockholders’ meeting, each stockholder shall be entitled to one vote for each share of stock of the Corporation validly issued and outstanding and held by such stockholder, except that no shares held by the Corporation shall be entitled to a vote. Fractional shares shall be entitled to fractional votes. Except as otherwise specifically provided in the Articles of Incorporation, or these Amended and Restated By-Laws (these “By-Laws”), or as required by provisions of the 1940 Act, a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting. The vote upon any question shall be by ballot whenever requested by any person entitled to vote, but, unless such a request is made, voting may be conducted in any way approved by the meeting.

If, pursuant to Section 2.9 hereof, a record date has been fixed for the determination of stockholders entitled to notice of or to vote at any stockholders’ meeting, each stockholder of the Corporation shall be entitled to vote in person or by proxy, each share or fraction of a share of stock outstanding in his name on the books of the Corporation on such record date. If no record date has been fixed for the determination of stockholders, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day on which notice of the meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting, or, if notice is waived by all stockholders, at the close of business on the tenth (10th) day next preceding the date of the meeting.

A stockholder may authorize another person to act as proxy for the stockholder by: (i) signing a writing authorizing another person to act as proxy, (ii) the stockholder’s authorized agent signing the writing or causing the stockholder’s signature to be affixed to the writing by any reasonable means, including facsimile signature, or (iii) transmitting, or authorizing the transmission of, an authorization for the person to act as proxy to the person authorized to act as proxy or any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization. The authorization may be transmitted by a telegram, cablegram, datagram, electronic mail, or any other electronic or telephonic means. A copy, facsimile telecommunication, or other reliable reproduction of the writing or transmission may be substituted for the original writing or transmission for any purpose for which the original writing or transmission could be used. No proxy shall be valid more than eleven (11) months after its date unless it provides for a longer period.

2.9	Fixing of Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock, or for any other proper purpose, provided that such record date shall be a date not more than ninety (90) days nor, in the case of a meeting of stockholders, less than ten (10) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. In such case, only such stockholders as shall be stockholders of record on the record date so fixed shall be entitled to such notice of, and to vote at, such meeting or adjournment, or to give such consent, or to receive payment of such dividend or other distribution, or to receive such allotment of rights, or to exercise such rights, or to take other action, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any such record date. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without notice to a date not more than one hundred twenty (120) days after the original record date.
2.10	Consent of Stockholders in Lieu of Meeting. Except as otherwise provided by statute or the Articles of Incorporation, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if the following is filed with the records of stockholders meetings, a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting is delivered; provided that the Corporation gives notice of the action not later than 10 days after the effective date of the action to each holder of the class of common stock and to each stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

ARTICLE III

BOARD OF DIRECTORS

3.1	General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and all powers of the Corporation may be exercised by or under authority of the Board of Directors except such as are by law, by the Articles of Incorporation, or by these By-Laws conferred upon or reserved to the stockholders of the Corporation.

All acts done by any meeting of the Directors or by any person acting as a Director, so long as his successor shall not have been duly elected or appointed, shall, notwithstanding that it be afterwards discovered that there was some defect in the election of the Directors or such person acting as a director or that they or any of them were disqualified, be as valid as if the Directors or such person, as the case may be, had been duly elected and were or was qualified to be Directors or a Director of the Corporation.

3.2	Number of Directors. The number of Directors shall be fixed from time to time by resolution of the Board of Directors adopted by a majority of the Directors then in office; provided, however, that the number of Directors shall in no event be less than three nor more than eighteen, except that the Corporation may have less than three but no less than one director if there is no stock outstanding, and may have a number of Directors no fewer than the number of stockholders so long as there are fewer than three stockholders. Any vacancy created by an increase in Directors may be filled in accordance with Section 3.6. No reduction in the number of Directors shall have the effect of removing any Director from office prior to the expiration of his or her term unless such Director is specifically removed pursuant to Section 3.5 at the time of such decrease. At least one member of the Board of Directors shall be a person who is not an “interested person” of the Corporation, as that term is defined in the 1940 Act. All other Directors may be interested persons of the Corporation if the requirements of the 1940 Act and the rules and regulations thereunder are met by the Corporation. Directors need not be stockholders.
3.3	Election and Term of Directors. Directors shall be elected annually, by written ballot at the annual meeting of stockholders or a special meeting held for that purpose; provided, however, that if no annual meeting of the stockholders of the Corporation is required to be held in a particular year pursuant to Section 2.1, Directors shall be elected at the next annual meeting held. The term of office of each Director shall be from the time of his or her election and qualification until the election of Directors next succeeding his or her election and until his or her successor shall have been elected and shall have qualified. Directors shall be elected by vote of the holders of a plurality of the shares present in person or by proxy and entitled to vote.
3.4	Resignation. A Director of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, its Chairman, the President, a Vice President or the Secretary. A Director may request in writing to be retired or, if such Director has become incapacitated by illness or injury, may be retired by written instruments signed by a majority of the other Directors. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
3.5	Removal of Directors. At any stockholders’ meeting duly called, provided a quorum is present, the stockholders may remove any Director from office, but only for cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed Director or Directors. An affirmative vote of 75% of the then outstanding shares of the Corporation’s capital stock entitled to vote for such Director shall be required to remove a Director for cause. After the initial issuance of any shares of the Corporation’s capital stock, this section may be amended only by the affirmative vote of 75% of the shares of the Corporation outstanding.
3.6	Vacancies and Newly Created Directorships: If any vacancies occur in the Board of Directors by reason of resignation, removal or otherwise, or if the authorized number of directors is increased, the Director s then in office shall continue to act and such vacancy may be filled by (i) holders of a plurality of the then outstanding shares of the Corporation’s capital stock entitled to vote for such Director, acting at any meeting of holders held in accordance with the By-Laws, or (ii) to the extent permitted by the 1940

Act, the vote of a majority of the Directors. In the event that at any time, other than the time preceding the first meeting of stockholders, less than a majority of the Director s of the Corporation holding office at that time were so elected by the stockholders, a meeting of the stockholders shall be held promptly and in any event within sixty (60) days for the purpose of electing Director s to fill any existing vacancies in the Board of Directors unless the Securities and Exchange Commission (the “SEC”) shall by order extend such period. Except as provided in Section 3.5 hereof, a director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies.

3.7	Place of Meeting. The directors may hold their meetings, have one or more offices and keep the books of the Corporation at any office or offices of the Corporation or at any other place within or without the State of Maryland as they may determine, or in the case of meetings as they may determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.
3.8	Regular Meetings. The Board of Directors from time to time may provide by resolution for the holding of regular meetings and fix their time and place as the Board of Directors may determine. Notice of such regular meetings need not be in writing, provided that notice of any change in the time or place or such fixed regular meetings shall be communicated promptly to each director not present at the meeting at which such change was made in the manner provided in Section 3.9 for notice of special meetings. Members of the Board of Directors or any committee designated thereby may participate in a meeting of such Board of Directors or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting, except where meetings are required to be held in person pursuant to the 1940 Act.
3.9	Special Meetings. Special meetings of the Board of Directors may be held at any time or place and for any purpose when called by the Chairman of the Board, President, the Secretary or two or more of the directors. Notice of special meetings, stating the time and place, shall be communicated to each director personally by telephone or transmitted to him or her by telegraph, telefax, telex, cable or wireless at least one day before the meeting.
3.10	Waiver of Notice. No notice of any meeting of the Board of Directors or a committee of the Board of Directors need be given to any director who is present at the meeting or who waives notice of such meeting in writing (which waiver shall be filed with the records of such meeting), either before or after the time of the meeting.
3.11	Quorum and Voting. At all meetings of the Board of Directors the presence of one-third of the total number of directors authorized, but not less than two (2) directors if there are at least two directors, shall constitute a quorum. If there is only one director, the sole director shall constitute a quorum. In the absence of a quorum, a majority of the directors present may adjourn the meeting, from time to time, until a quorum shall be present. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion is required for such action by law, by the Articles of Incorporation or by these By-Laws.

3.12	Chairman of the Board and Organization. The Board of Directors may elect a Chairman of the Board. The Chairman of the Board shall be elected from among the Directors of the Corporation and may hold such office only so long as he or she continues to be a Director. The Chairman may preside at all stockholders’ meetings and at all meetings of the Board of Directors, and may be ex officio a member of all committees of the Board of Directors. The Chairman shall have such powers and perform such duties as may be assigned from time to time by the Board of Directors. A Director elected or appointed as Chairman shall not be considered an officer of the Corporation by virtue of such election or appointment.
3.13	Written Consent of Directors in Lieu of a Meeting. Subject to the provisions of the 1940 Act any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a unanimous written consent which sets forth the action is given in writing or by electronic transmission by each member of the Board or committee and is filed in paper or electronic form with the minutes of proceedings of the Board or committee.
3.14	Compensation. Directors may receive compensation for services to the Corporation in their capacities as directors or otherwise in such manner and in such amounts as may be fixed from time to time by the Board of Directors. Directors may also be reimbursed by the Corporation for all reasonably expenses incurred in traveling to and from the place of a Board or committee meeting.

ARTICLE IV

COMMITTEES

4.1	Organization. By resolution adopted by the Board of Directors, the Board may designate one or more committees of the Board of Directors, including an Executive Committee. The Chair and any Vice Chair of each such committee shall be elected by the committee from among its members. Each committee must be comprised of two or more members, each of whom must be a Director and shall hold committee membership at the pleasure of the Board. The Board of Directors shall have the power at any time to change the members of such committees and to fill vacancies in the committees. The Board may delegate to these committees any of its powers, except the power to authorize the issuance of stock (other than as permitted by the applicable statutes of the State of Maryland), recommend to stockholders any action requiring stockholders’ approval (other than the election of directors), amend these By-Laws, approve any merger or share exchange which does not require stockholder approval, approve or terminate any contract with an “investment adviser” or “principal underwriter,” as those terms are defined in the 1940 Act, or to take any other action required by the 1940 Act to be taken by the Board of Directors.
4.2	Executive Committee. Unless otherwise provided by resolution of the Board of Directors, when the Board of Directors is not in session, the Executive Committee, if one is designated by the Board, shall have and may exercise all powers of the Board of Directors in the management of the business and affairs of the Corporation that may lawfully be exercised by an Executive Committee.

4.3	Proceedings and Quorum. In the absence of an appropriate resolution of the Board of Directors, each committee may adopt such rules and regulations governing its proceedings, quorum and manner of acting as it shall deem proper and desirable. In the event any member of any committee is absent from any meeting, the members thereof present at the meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member.
4.4	Other Committees. The Board of Directors may appoint other committees, each consisting of one or more persons, who need not be directors. Each such committee shall have such powers and perform such duties as may be assigned to it from time to time by the Board of Directors, but shall not exercise any power which may lawfully be exercised only by the Board of Directors or a committee thereof.

ARTICLE V

OFFICERS, AGENTS AND EMPLOYEES

5.1	General. The officers of the Corporation shall be a President, Secretary and Treasurer, and may include one or more additional Vice Presidents, Assistant Secretaries or Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.8 or 5.9.
5.2	Election, Tenure and Qualifications. The officers of the Corporation, except those appointed as provided in Section 5.8 or 5.9, shall be elected by the Board of Directors at its first meeting and thereafter annually at an annual meeting. If any officers are not chosen at any annual meeting, such officers may be chosen at any subsequent regular or special meeting of the Board. Except as otherwise provided in this Article V, each officer chosen by the Board of Directors shall hold office until the next annual meeting of the Board of Directors and until his or her successor shall have been elected and qualified. Any person may concurrently hold one or more offices of the Corporation except the offices of President and Vice President. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer. No officer need be a director.
5.3	Removal and Resignation. Whenever in the judgment of the Board of Directors the best interest of the Corporation will be served thereby, any officer may be removed from office by the Board of Directors at any regular meeting or at a special meeting. Any officer may resign his office at any time by delivering a written resignation to the Board of Directors, the President, the Secretary, or any Assistant Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.
5.4	President. The President shall be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all stockholders’ meetings and at all meetings of the Board of Directors and shall in general exercise the powers and perform the duties of the Chairman of the Board. Subject to the supervision of the Board of Directors, the President shall have general charge of the business, affairs and property of the Corporation and general supervision over its officers, employees and agents. Except as the Board of Directors may otherwise order, the President may sign in the name and on behalf of the Corporation all deeds, bonds, contracts, or agreements. The President shall exercise such other powers and perform such other duties as from time to time may be assigned by the Board of Directors.

5.5	Vice President. The Board of Directors may from time to time elect one or more Vice Presidents who shall have such powers and perform such duties as from time to time may be assigned to them by the Board of Directors or the President. At the request or in the absence or disability of the President, the Vice President (or if there are two or more Vice Presidents, then the more senior of such officers present and able to act) may perform all the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may perform such duties as the Board of Directors may assign.
5.6	Treasurer and Assistant Treasurer. The Treasurer shall be the principal financial and accounting officer of the Corporation and shall have general charge of the finances and books of account of the Corporation. Except as otherwise provided by the Board of Directors, he or she shall have general supervision of the funds and property of the Corporation and of the performance by the Custodian of its duties with respect thereto. He or she shall render to the Board of Directors, whenever directed, an account of the financial condition of the Corporation and of all his or her transactions as Treasurer; and as soon as possible after the close of each fiscal year he or she shall make and submit to the Board of Directors a like report for such fiscal year. Any Assistant Treasurer may perform such duties of the Treasurer as the Treasurer or the Board of Directors may assign, and in the absence of the Treasurer, the Assistant Treasurer (or if there are two or more Assistant Treasurers, then the more senior of such officers present and able to act) may perform all of the duties of the Treasurer.
5.7	Secretary and Assistant Secretaries. The Secretary shall attend to the giving and serving of all notices of the Corporation and shall record all proceedings of the meetings of the stockholders and directors in books to be kept for that purpose. He or she shall keep in safe custody the seal of the Corporation, and shall have charge of the records of the Corporation, including the stock books and such other books and papers as the Board of Directors may direct and such books, reports, certificates and other documents required by law to be kept, all of which shall at all reasonable times be open to inspection by any director. He or she shall perform such other duties as appertain to his or her office or as may be required by the Board of Directors. Any Assistant Secretary may perform such duties of the Secretary as the Secretary of the Board of Directors may assign, and, in the absence of the Secretary, he or she may perform all the duties of the Secretary.
5.8	Subordinate Officers. The Board of Directors from time to time may appoint such other officers or agents as it may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Board of Directors may determine. The Board of Directors from time to time may delegate to one or more officers or agents the power to appoint any such subordinate officers or agents and to prescribe their rights, terms of office, authorities and duties.

5.9	Remuneration. The salaries or other compensation of the officers of the Corporation shall be fixed from time to time by resolution of the Board of Directors, except that the Board of Directors may by resolution delegate to any person or group of persons the power to fix the salaries or other compensation of any subordinate officers or agents appointed in accordance with the provisions of Section 5.8.
5.10	Surety Bonds. The Board of Directors may require any officer or agent of the Corporation to execute a bond (including, without limitation, any bond required by the 1940 Act, and the rules and regulations of the SEC) to the Corporation in such sum and with such surety or sureties as the Board of Directors may determine, conditioned upon the faithful performance of his or her duties to the Corporation, including responsibility for negligence and for the accounting of any of the Corporation’s property, funds or securities that may come into his or her hands.
5.11	Vacancies and Newly Created Offices: If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the Board of directors at any meeting or, in the case of any office created pursuant to Section 5.9 hereof, by any officer upon whom such power shall have been conferred by the Board of Directors.

ARTICLE VI

INDEMNIFICATION AND INSURANCE

6.1	Indemnification of Officers, Directors, Employees and Agents. Subject to the exceptions and limitations contained in this section, every person who is or has been a Director, or officer, of the Corporation, or, at the Corporation’s request , serves, or has served, as a, director, trustee or officer, of another organization in which the Corporation has an interest as a stockholder, creditor or otherwise (hereinafter referred to as a “Covered Person”), shall be indemnified by the Corporation to the fullest extent permitted by applicable law, as in effect from time to time (“Applicable Law”), against any and all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or settlement, or as fines and penalties, and counsel, fees, incurred by or for such Covered Person in connection with the preparation for, defense or disposition of, any claim, demand, action , suit, investigation, inquiry or proceeding of any every kind, whether actual or threatened (collectively, a “Claim”), in which such Covered Person becomes involved as a party or otherwise by virtue of being or having been a Covered Person. No indemnification shall be provided hereunder to a Covered Person to the extent such indemnification is prohibited by Applicable Law. In no event shall the Corporation be obligated to indemnify a Covered Person against liabilities to the Corporation or any stockholder to which such Covered Person would otherwise be subject by reason of the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office (collectively, “Disabling Conduct”).

The rights of indemnification herein provided may be insured against by policies maintained by the Corporation, shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled and shall inure to the benefit of the heirs, executors and administrators such Covered Person incurred by or for a Covered Person in connection with claim for which Covered Person is entitled to indemnification by the Corporation prior to final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to indemnification by the Corporation.

The obligation of the Corporation to indemnify a Covered person and/or make advances for the payment of expenses incurred by or for such Covered Person under this section may be made subject to conditions and procedures as the Directors determine are necessary or appropriate to protect the Corporation from the risk that a Covered Person will ultimately be determined to be not entitled to indemnification hereunder. Except as otherwise provided in such conditions and procedures, the Covered Person shall be entitled to the benefit of a rebuttable presumption that the Covered Person has not engaged in Disabling Conduct and that the Covered Person is entitled to indemnification hereunder.

Nothing contained in this section shall affect any rights to indemnification to which any Covered Person or other person may be entitled by contract or otherwise under law or prevent the Corporation from entered into any contract to provide indemnification to any Covered Person or other person. Without limiting the foregoing, the Corporation may, in connection with the acquisition of assets subject to liabilities or a merger or consolidation, assume the obligation to indemnify any person including a Covered Person or otherwise contract to provide such indemnification, and such indemnification shall not be subject to the terms of this section.

6.2	Insurance of Officers, Directors, Employees and Agents. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against that person and incurred by that person in or arising out of his or her position, whether or not the Corporation would have the power to indemnify him or her against such liability.
6.3	Amendment. No amendment, alteration or repeal of this Article or the adoption, alteration or amendment of any other provision of the Articles of Incorporation or By-Laws inconsistent with this Article shall adversely affect any right or protection of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal or adoption.

ARTICLE VII

CAPITAL STOCK

7.1	Stock Certificates. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time authorize, provided, however, the Board of Directors may, in its discretion, authorize the issuance of non-certificated shares. No certificate shall be valid unless it is signed by the Chairman of the Board, the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation and sealed with the seal of the Corporation, or bears the facsimile signatures of such officers and a facsimile of such seal. In case any officer who shall have signed any such certificate, or whose facsimile signature has been placed thereon, shall cease to be such an officer (because of death, resignation or otherwise) before such certificate is issued, such certificate may be issued and delivered by the Corporation with the same effect as if he or she were such officer at the date of issue.

In the event that the Board of Directors authorizes the issuance of non-certificated shares of stock, the Board of Directors may, in its discretion and at any time, discontinue the issuance of share certificates and may, by written notice to the registered owners of each certificated share, require the surrender of share certificates to the Corporation for cancellation. Such surrender and cancellation shall not affect the ownership of shares of the Corporation.

7.2	Stock Ledgers. The stock ledgers of the Corporation, containing the names and addresses of the stockholders and the number of shares held by them respectively, shall be kept at the principal offices of the Corporation or, if the Corporation employs a transfer agent, at the offices of the transfer agent of the Corporation.
7.3	Transfers of Shares. Shares of stock of the Corporation shall be transferable on the books of the Corporation by the holder of record thereof in person or by his or her duly authorized attorney or legal representative (i) upon surrender and cancellation of a certificate or certificates for the same number of shares of the same class, duly endorsed or accompanied by proper instruments of assignment and transfer, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require, or (ii) as otherwise prescribed by the Board of Directors. The shares of stock of the Corporation may be freely transferred, and the Board of Directors may, from time to time, adopt rules and regulations with reference to the method of transfer of the shares of stock of the Corporation. The Corporation shall be entitled to treat the holder of record of any share of stock as the absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law or the statutes of the State of Maryland. The Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.
7.4	Transfer Agents and Registrars. The Board of Directors may from time to time appoint or remove transfer agents and/or registrars of transfers of shares of stock of the Corporation, and it may appoint the same person as both transfer agent and registrar. Upon any such appointment being made all certificates representing shares of capital stock thereafter issued shall be countersigned by one of such transfer agents or by one of such registrars of transfers or both transfer agent and registrar, only one countersignature by such person shall be required.

7.5	Lost, Destroyed or Mutilated Certificates. The holder of any certificates representing shares of stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of such certificate, and the Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it which the owner thereof shall allege to have been lost or destroyed or which shall have been mutilated, and the Board may, in its discretion, require such owner or his or her legal representatives to give to the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board in its absolute discretion shall determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, or issuance of a new certificate. Anything herein to the contrary notwithstanding, the Board, in its absolute discretion, may refuse to issue any such new certificate, except pursuant to legal proceedings under the laws of the State of Maryland.

ARTICLE VIII

SEAL

8.1	Seal. The seal of the Corporation shall bear, in addition to any other emblem or device approved by the Board of Directors, the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Maryland.” The form of the seal may be altered by the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. In lieu of affixing the corporate seal to any document it shall be sufficient to meet the requirements of any law, rule, or regulation relating to a corporate seal to affix the word “(Seal)” adjacent to the signature of the authorized Officer of the Corporation. Any Officer or Director of the Corporation shall have the authority to affix the corporate seal of the Corporation to any document requiring the same.

ARTICLE IX

FISCAL YEAR

9.1	Fiscal Year. The fiscal year of the Company shall be determined by resolution of the Board of Directors.

ARTICLE X

DEPOSITORIES AND CUSTODIANS

10.1	Employment of a Custodian. As and to the extent required by the 1940 Act and the regulations thereunder, the Corporation shall place and at all times maintain in the custody of a Custodian (including any sub-custodian for the Custodian) all funds, securities and similar investments owned by the Corporation. The Custodian (and any sub-custodian) shall be a bank or trust company of good standing having an aggregate capital, surplus, and undivided profits not less than fifty million dollars ($50,000,000) that satisfies all applicable standards, financial or otherwise, pursuant to the 1940 Act or such other financial institution or other entity as shall be permitted by rule or order of the SEC. The Custodian shall be appointed from time to time by the Board of Directors, which shall fix its remuneration.
10.2	Termination of Custodian Agreement. Upon termination of the agreement for services with the Custodian or inability of the Custodian to continue to serve, the Board of Directors shall promptly appoint a successor Custodian, but in the event that no successor Custodian can be found who has the required qualifications and is willing to serve, the Board of Directors shall determine whether the Corporation shall function without a Custodian or shall be liquidated. If so directed by resolution of the Board of Directors or by vote of the holders of a majority of the outstanding shares of stock of the Corporation, the Custodian shall deliver and pay over all property of the Corporation held by it as specified in such vote.
10.3.	Other Arrangements. The Corporation may make such other arrangements for the custody of its assets (including deposit arrangements) as may be required by any applicable law, rule or regulation.

ARTICLE XI

EXECUTION OF INSTRUMENTS, VOTING OF SECURITIES

11.1	Checks, Notes, Drafts, etc. All deeds, documents, transfers, contracts, agreements, requisitions or orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Corporation, and other instruments requiring execution by the Corporation shall be signed by such officer or officers or person or persons as the Board of Directors by resolution shall from time to time designate or as these By-Laws provide.
11.2	Sale or Transfer of Securities. Stock certificates, bonds or other securities at any time owned by the Corporation may be held on behalf of the Corporation or so, transferred or otherwise disposed of subject to any limits imposed by these By-Laws and pursuant to authorization by the Board of Directors and, when so authorized to be held on behalf of the Corporation or sold, transferred or otherwise disposed of, may be transferred from the name of the Corporation by the signature of the President, any Vice President or the Treasurer or pursuant to any procedure approved by the Board of Directors, subject to applicable law.

11.3	Voting of Securities: Unless otherwise ordered by the Board of Directors, the Chairman, the President, or any Vice President, Secretary or any Assistant Secretary, Treasurer or any Assistant Treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of stockholders of any company in which the Corporation may hold stock. At any such meeting such officer shall possess and may exercise (in person or by proxy) any and all rights, powers, and privileges incident to the ownership of such stock. The Board of Directors may by resolution from time to time confer like powers upon any other person or persons.

ARTICLE XII

INDEPENDENT PUBLIC ACCOUNTANTS

12.1	Independent Public Account. The Corporation shall employ an independent public accountant or a firm of independent public accountants as its Accountant to examine the accounts of the Corporation and to sign and certify financial statements filed by the Corporation. The employment of the Accountant shall be conditioned upon the right of the Corporation to terminate the employment forthwith without any penalty by vote of a majority of the outstanding voting securities at any stockholders’ meeting called for that purpose.
12.2	Selection. The members of the Board of Directors who are not “interested persons” (as defined in the 1940 Act) of the Corporation, acting by majority vote, shall select the Accountant in accordance with the requirements of the 1940 Act.
12.3	Vacancy. Any vacancy occurring between annual meetings due to the resignation of the Accountant may be filled by the vote of a majority of the members of the Board of Directors who are not interested persons.

ARTICLE XIII

AMENDMENTS, MISCELLANEOUS

13.1	General. Except as provided in Section 13.2 hereof, all By-Laws of the Corporation, whether adopted by the Board of Directors or the stockholders, shall be subject to amendment, alteration, or repeal, and new By-Laws may be made, by the affirmative vote of a majority of either:
(a)	the holders of record of the outstanding shares of stock of the Corporation entitled to vote, at any annual or special meeting the notice or waiver of notice of which shall have specified or summarized the proposed amendment, alteration, repeal, or new By-Law; or
(b)	the directors present at any regular or special meeting at which a quorum is present if the notice or waiver of notice thereof or material sent to the directors in connection therewith on or prior to the last date for the giving of such notice under these By-Laws shall have specified or summarized the proposed amendment, alteration, repeal, or new By-Law.

13.2	By Stockholders Only.
(a)	No amendment of any section of these By-Laws shall be made except by the stockholders of the Corporation if the stockholders shall have provided in the By-Laws that such section may not be amended, altered, or repealed except by the stockholders.
(b)	From and after the issue of any shares of the Capital Stock of the Corporation, no amendment of this Article XIII shall be made except by the stockholders of the Corporation.
13.3	Use of the Term “Annual Meeting.” The use of the term “annual meeting” in these By-Laws shall not be construed as implying a requirement that a stockholder meeting be held annually.

Dated: April 23, 2019